UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Genesis HealthCare Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

Amendment to Agreement and Plan of Merger—Your Vote is Very Important

April 23, 2007

Dear Shareholder:

On or about March 12, 2007, we mailed to you a proxy statement relating to an annual meeting of stockholders of Genesis HealthCare Corporation (“Genesis,” “we” or the “Company”) scheduled for April 19, 2007 to consider, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended on January 25, 2007, by and among the Company, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

As you may know, on April 19, 2007, the parties to the merger agreement amended the merger agreement to increase the consideration payable to Genesis shareholders to $64.25 per share in cash, without interest, from $63.00 per share. The April 19 amendment also reduces the termination fee payable to Formation and JER under certain circumstances to $15 million from $50 million, among other things.

In order to provide shareholders with additional time to consider the amended transaction, only director elections were held at the annual meeting convened on April 19, 2007. With respect to voting on the merger proposal, the meeting has been adjourned until May 4, 2007 and will be held at 10:00 a.m., Eastern Daylight Time, at the Company’s headquarters located at 101 East State Street, Kennett Square, Pennsylvania 19348-3021.

The board of directors believes that the amended transaction is a very favorable result for Genesis shareholders. With the price increase, the per share cash merger consideration of $64.25 represents a premium of approximately 21.6% over the pre-announcement all time high closing price of $52.85 reached on January 12, 2007 (the last full trading day before the announcement of the execution of the merger agreement).

After careful consideration, the Genesis board of directors, acting on the unanimous recommendation of its special committee consisting solely of independent, non-management directors, has unanimously determined that the amended merger agreement and the proposed merger are in the best interests of Genesis and its shareholders. Accordingly, the Genesis board of directors unanimously recommends that you vote “FOR” the adoption of the amended merger agreement and the approval of the merger.

Attached to this letter is a supplement to the proxy statement containing additional information about the Company and the amended merger agreement. Please read this document carefully and in its entirety. We also encourage you, if you have not done so already, to review carefully the definitive proxy statement dated March 7, 2007 that was previously sent to you.

The record date for the adjourned meeting has not changed and remains March 5, 2007. This means that only shareholders of record of Genesis common stock, par value $0.01 per share, as shown on the transfer books of Genesis at the close of business on March 5, 2007, are entitled to vote on the merger proposal at the adjournment of the 2007 annual meeting.

YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. For your convenience, we have enclosed revised proxy and instruction cards with this proxy supplement. If you have already delivered a properly executed proxy or instruction card on the merger proposal, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote by telephone or over the Internet or complete, date, sign and return the enclosed proxy or instruction card. If you are a registered voter and have already submitted a properly executed proxy, you can also attend the adjourned meeting and vote in person to change your vote.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your bank, brokerage firm or other nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your bank, brokerage firm or other nominee.

If you have any questions, please contact our proxy solicitor, Mackenzie Partners, Inc., toll-free at (800) 322-2885. If your bank, brokerage firm or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank or other nominee for additional information.

The per share cash merger consideration of $64.25 provided by the amended merger agreement represents a premium of approximately 33.7% over the average closing price of Genesis common stock during the 30 trading days preceding the announcement of the transaction on January 16, 2007. We are confident that the amended transaction is worthy of your support and in the best interests of the Company. On behalf of the Board of Directors, I thank you for your support as a shareholder of Genesis.

Very truly yours,

George V. Hager, Jr.
Chairman and Chief Executive Officer

This supplement is dated April 23, 2007 and is first being mailed to shareholders on or about April 24, 2007.

Genesis HealthCare Corporation

SUPPLEMENT TO THE PROXY STATEMENT—ADJOURNMENT OF THE 2007
ANNUAL MEETING OF SHAREHOLDERS

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This supplement to the proxy statement, and the documents to which we refer you in this supplement to the proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this supplement to the proxy statement, including, among others, under the headings “Summary of the April 19 Amendment to the Merger Agreement,” “Update to Background of the Merger,” “Reasons for the Merger; Recommendation of the Board of Directors,” “Opinion of Goldman, Sachs & Co.,” “Litigation,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “hope,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this supplement to the proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceedings that have been or may be instituted against Genesis and others relating to the merger agreement;

•       the inability to complete the merger due to the failure to obtain shareholder approval or regulatory approvals or the failure to satisfy other conditions to consummation of the merger;

•       the failure to obtain the necessary debt or equity financing set forth in commitment letters received by FC-GEN Acquisition, Inc. in connection with the merger agreement;

•       the failure of the merger to be completed for any other reason;

•       the risk that the proposed transaction disrupts current plans and operations and/or results in difficulties in employee retention;

•       the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       the timing of the completion of the merger or the impact of the merger on our capital resources, profitability, cash requirements, management resources and liquidity; and

•       other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K, as amended. See “Where You Can Find Additional Information” beginning on page S-22 of this supplement to the proxy statement.

The foregoing list and the risks reflected in our documents incorporated by reference in this supplement to the proxy statement should not be construed to be exhaustive. We believe the forward-looking statements in this supplement to the proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. Many of the factors that will determine our future results or the consummation of the merger are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this supplement. We cannot guarantee any future results, levels of activity, performance or achievements.

INTRODUCTION

This proxy supplement is being sent to you because we have amended our merger agreement with a joint venture between affiliates of Formation Capital, LLC and affiliates of JER Partners, and shareholders are being asked to approve the amended transaction on May 4, 2007. This supplement to the proxy statement provides information on the amended transaction and updates the definitive proxy statement dated March 7, 2007. The information provided in the definitive proxy statement dated March 7, 2007, which we refer to in this proxy supplement as the definitive proxy statement, previously mailed to our shareholders on or about March 12, 2007, continues to apply, except as described in this proxy supplement. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement dated March 7, 2007, the information in this proxy supplement is the more current information. If you need another copy of the definitive proxy statement or this proxy supplement, you may obtain it free of charge from the Company by directing such request to Genesis HealthCare Corporation, Investor Relations, 101 East State Street, Kennett Square, Pennsylvania 19348-3021; telephone: 610-925-2000. The definitive proxy statement dated March 7, 2007 may also be found on the Internet at http://www.sec.gov. See "Where You Can Find Additional Information" beginning on page S-22 of this proxy supplement. In this proxy supplement, the terms the “Company,” “we,” “us” and “our” refer to Genesis HealthCare Corporation, the term “Parent” refers to FC-GEN Acquisition, Inc. and the term “Merger Sub” refers to GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition Inc. The term “Goldman Sachs” refers to our financial advisor Goldman, Sachs & Co.

QUESTIONS AND ANSWERS ABOUT THE APRIL 19 AMENDMENT TO THE MERGER AGREEMENT AND THE ADJOURNMENT OF THE 2007 ANNUAL MEETING

The following questions and answers address briefly some questions you may have regarding the merger, the amendment to the merger agreement dated April 19, 2007 and the adjournment of the 2007 annual meeting. These questions and answers may not address all questions that may be important to you as a shareholder of Genesis. We urge you to read carefully this entire proxy supplement, including the annexes, the definitive proxy statement dated March 7, 2007 and the other documents referred to or incorporated by reference in this proxy supplement or the definitive proxy statement dated March 7, 2007.

Q:              Why are you sending me this supplement to the definitive proxy statement dated March 7, 2007?

A:             We are sending you this supplement to the proxy statement because on April 19, 2007, Genesis, Parent and Merger Sub entered into an amendment to the merger agreement dated January 15, 2007. This supplement to the proxy statement provides information on the amended transaction and updates the definitive proxy statement dated March 7, 2007.

Q:              What is the effect of the April 19, 2007 amendment to the merger agreement?

A:             The April 19 amendment has the effect of increasing the merger consideration to be paid to the Company’s shareholders for their shares to $64.25 per share in cash from $63.00, reducing the termination fee payable to Parent by the Company under certain circumstances from $50 million to $15 million, and providing Parent and Merger Sub with reimbursement of up to $7.5 million of Parent’s expenses (which would be creditable against any termination fee that is payable by the Company) in the event shareholder approval is not obtained, as well as in certain other circumstances. The terms of the April 19 amendment to the merger agreement are described beginning on page S-7 of this proxy supplement under the heading “Summary of the April 19 Amendment to the Merger Agreement.”

Q:              Has any other person made a bid or proposal to acquire the Company since the January 16, 2007 announcement?

A:             Since the January 16, 2007 announcement through the date of this supplement to the proxy statement, no party (including the other bidders in the auction process) has contacted the Company or its representatives to indicate an interest in acquiring the Company.

Q:              How is the increase to the merger consideration being financed?

A:             The increase in the merger consideration payable to Genesis shareholders is being funded through an increase in the equity financing arranged by Parent. In connection with the April 19 amendment, Parent has received a new equity commitment letter, dated as of April 19, 2007, from JER Partners Acquisitions IV, LLC, and FC Investors XI, LLC, pursuant to which each of these entities committed, severally and not jointly, to purchase (or to cause its assignee to purchase) $356 million of equity securities of Parent for cash.

Q:              When do you expect to complete the merger?

A:             Genesis expects to complete the merger after the receipt of shareholder and regulatory approvals and the satisfaction or waiver of all other conditions to the merger. We currently expect this to occur during the summer, possibly by the end of July. However, there can be no assurance that the conditions to closing will be met or that the merger will be completed in that time frame.

Q:              When and where will the shareholder vote on the amended transaction be held?

A:             The Company’s annual meeting, which convened on April 19, 2007, has been adjourned to Friday, May 4, 2007, at 10:00 a.m., Eastern Daylight Time, at the Company’s headquarters located at 101 East State Street, Kennett Square, Pennsylvania 19348-3021. The shareholder vote on the amended transaction will take place at the adjournment on May 4, 2007.

Q:              How does the Genesis board of directors recommend that I vote on the proposal?

A:             The board of directors of Genesis, upon the unanimous recommendation of the special committee, unanimously recommends that you vote “FOR” the proposal to adopt the amended merger agreement. The special committee is comprised of six of the Company’s independent, non-management directors.

Q:              Did the Genesis board of directors receive an updated fairness opinion from its financial advisor?

A:             Yes. On April 19, 2007, Goldman, Sachs & Co. delivered its opinion to the special committee of the board of directors and the board of directors of the Company that, as of April 19, 2007 and based upon and subject to the factors and assumptions set forth therein, the $64.25 per share in cash to be received by the holders of shares of Genesis common stock pursuant to the merger agreement, as amended through April 19, 2007, was fair from a financial point of view to such holders.

Q:              Who is entitled to attend and vote at the adjournment of the 2007 annual meeting?

A:             The record date for determining who is entitled to vote at the adjournment of the 2007 annual meeting is March 5, 2007. Only holders of shares of Genesis common stock as of the close of business on the record date are entitled to vote at the adjournment of the 2007 annual meeting. As of the record date, there were approximately 19,776,667 shares of Genesis common stock outstanding.

Q:              How many votes are required to adopt the amended merger agreement and approve the merger?

A:             Under Pennsylvania law, the affirmative vote of shareholders representing at least a majority of the votes cast by our shareholders present in person or by proxy at the adjournment of the 2007 annual meeting who are entitled to vote (assuming a quorum is present) is required to adopt the amended merger agreement and approve the merger.

Q:              What do I do now?

A:             First, carefully read this supplement, including the annexes, and the definitive proxy statement dated March 7, 2007.

If you have already voted on the merger proposal using a properly executed proxy or instruction card, you will be considered to have voted on the amended merger agreement as well, and you do not need to do anything unless you wish to change your vote.

If you have already voted on the merger proposal using a properly executed proxy or instruction card but wish to change your vote, simply fill out the revised proxy or instruction card included with this proxy supplement and return it in the accompanying prepaid envelope, or vote by telephone or over the Internet by following the instructions on the enclosed proxy card or instruction card, as applicable.

If you have not already delivered a properly executed proxy, and if you are a registered holder, please complete, sign and date the enclosed proxy or instruction card. If your shares are held in “street name” by your broker, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the card or other information provided by the record holder. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for approval and adoption of the amended merger agreement.

Q:              What do I do if I participate in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation          401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan and my account is invested in Genesis common stock?

A:             If you have an interest in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan (collectively, the “Plans”) and your account is invested in Genesis common stock, you will find enclosed a revised instruction card to instruct Wachovia Bank, N.A., directed trustee of each of the Plans (the “Trustee”), how to vote the number of shares of Genesis common stock equivalent to the interest in Genesis common stock credited to your account as of the record date. Genesis has retained an independent service (the “transfer agent”) to tabulate the votes received from the participants and beneficiaries in the Plans and to report the results on a confidential basis to the Trustee.

If you have already voted on the merger proposal using a properly executed instruction card, you will be considered to have voted on the amended merger agreement as well, and you do not need to do anything unless you wish to change your vote.

If you have already voted on the merger proposal using a properly executed instruction card but wish to change your vote, simply fill out the revised instruction card included with this proxy supplement and return it in the accompanying prepaid envelope. The Trustee will vote your shares in accordance with your duly executed instructions received by the transfer agent by 11:59 p.m., Eastern Daylight Time, on May 1, 2007.

You may also revoke previously given voting instructions by 11:59 p.m., Eastern Daylight Time, on May 1, 2007 by filing with the transfer agent either a written notice of revocation or a properly completed and signed instruction card bearing a later date addressed to StockTrans, 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, Attn: Genesis HealthCare Corporation.

Genesis has directed the Trustee to vote all shares held by the Plans for which no instructions are received from participants, beneficiaries or alternate payees “FOR” the adoption of the amended merger agreement. With respect to any other matter that properly comes before the adjournment of the 2007 annual meeting, the Trustee will vote the shares held by the Plans as directed by the board of directors.

Q:              What do I do if I want to change my vote after sending in a revised proxy?

A:             You may change your vote at any time before your proxy is voted at the adjournment of the 2007 annual meeting, subject to the limitations described below. You can do this in a number of ways. First, you can send us a written notice stating that you would like to revoke your proxy at the address given below. Second, you can request, complete and submit a new proxy. If you choose either of these two methods, you should send any written notice, request for a new proxy card or your new proxy card to the attention of the Corporate Secretary at Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348-3021. You may also submit a later-dated proxy using the telephone or Internet voting procedures indicated on the proxy card, so long as you do so by the deadline of 11:59 p.m., Eastern Daylight Time, on May 3, 2007. Third, you can attend the adjournment of the 2007 annual meeting and vote in person; your vote in person will revoke any proxy previously submitted. Simply attending the adjournment of the 2007 annual meeting, without voting in person, will not revoke your proxy. If your shares are held in street name and you have instructed your brokerage firm to vote your shares, you must follow directions from your brokerage firm to change your vote or to vote at the adjournment of the 2007 annual meeting.

For a description of the process for changing your instruction with respect to the Plans, see “What do I do if I participate in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare Corporation 401(k) Plan for Collective Bargaining Unit Employees or Genesis HealthCare Corporation Union Retirement Savings Plan and my account is invested in Genesis common stock?”

Q:              What does it mean if I receive more than one proxy?

A:             If you receive more than one proxy, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to sign and return each proxy you receive or vote by telephone or via the Internet by using the different Control Number(s) on each proxy.

Q:              What happens if I do not vote or abstain from voting?

A:             Because under Pennsylvania law the vote required is based on the number of shares voted, your shares will not be counted and will have no effect on the outcome of the vote if you do not vote or abstain from voting. If the merger is completed, whether or not you vote for the merger proposal, you will be entitled to receive the merger consideration for your shares of common stock upon completion of the merger.

Q:              What happens if I sell my shares of Genesis common stock before the adjournment of the 2007 annual meeting?

A:             The record date for shareholders entitled to vote at the adjournment of the annual meeting remains March 5, 2007. If you transfer your shares of Genesis common stock after the record date but before the adjournment of the annual meeting, you will, unless special arrangements are made, retain your right to vote at the adjournment of the annual meeting but will transfer the right to receive the merger consideration to the person to whom you transfer (or have transferred) your shares.

Q:              Where can I find more information about Genesis?

A:             You can find more information about Genesis from various sources described under the heading “Where You Can Find Additional Information” beginning on page S-22 of this supplement.

Q:              Who can answer further questions?

A:             If you would like additional copies of this proxy supplement, the definitive proxy statement dated March 7, 2007, or a new proxy card or if you have questions about the merger, please contact our proxy solicitor, Mackenzie Partners, Inc., toll-free at (800) 322-2885. If your bank, brokerage firm or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank or other nominee for additional information.

SUMMARY OF THE APRIL 19 AMENDMENT TO THE MERGER AGREEMENT

The following describes the material provisions of the April 19 amendment to the merger agreement, but is not intended to be an exhaustive discussion of the April 19 amendment to the merger agreement. We encourage you to read the April 19 amendment, as well as the merger agreement as in effect prior to April 19, carefully in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement, as amended, and not by this summary or any other information contained in this proxy supplement.

The following summary is qualified in its entirety by reference to the April 19 amendment, which is attached to this proxy supplement as Annex A and incorporated by reference into this proxy supplement.

Merger Consideration

The April 19 amendment provides for an increase in the amount of consideration payable to Genesis shareholders if the merger is completed to $64.25 per share in cash, without interest, from $63.00 per share. Pursuant to the amended merger agreement, each share of Genesis common stock (excluding any shares owned, directly or indirectly, by Parent or Merger Sub, or held by the Company in its treasury, but including shares held by the rabbi trust under the Company’s deferred compensation plan) will now be converted at the effective time of the merger into the right to receive $64.25 in cash, without interest.

Fees and Expenses

The April 19 amendment reduces the termination fee payable by the Company under certain circumstances to $15 million from $50 million (for a discussion of the circumstances under which the termination fee is payable by the Company, see “The Merger Agreement—Fees and Expenses,” starting on page 57 of the definitive proxy statement dated March 7, 2007).

The April 19 amendment also increases the maximum expense reimbursement that Parent is entitled to receive from the Company under certain circumstances to $7.5 million from $5 million, and expands the circumstances under which the expense reimbursement becomes payable. In addition to the circumstances set forth in the original merger agreement (see “The Merger Agreement—Fees and Expenses,” starting on page 57 of the definitive proxy statement dated March 7, 2007), pursuant to the April 19 amendment, the Company will be obligated to reimburse Parent for all of its and Merger Sub’s actual out-of-pocket, documented expenses (including, without limitation, all reasonable attorneys’, accountants’ and investment bankers’ fees and expenses) incurred by them in connection with the amended merger agreement and the transactions contemplated by the amended merger agreement, up to a maximum of $7.5 million, in the event that the merger agreement is terminated by Parent or the Company upon the failure of the amended merger agreement and the merger to be adopted and approved by the Company’s shareholders. Any payment by the Company of such expenses is creditable against any termination fee that is concurrently or subsequently owed by the Company.

Release of Standstills

Pursuant to the April 19 amendment, the Company may amend, waive or not enforce the “standstill” provisions (and only the “standstill” provisions) of any confidentiality, standstill or similar agreement to which the Company is a party. Any such amendment, waiver or non-enforcement must be time-limited so as to expire (and revert to its terms prior to any such amendment, waiver, failure to enforce or consent) upon receipt of shareholder approval for the proposed merger.

Amendment to Equity Commitment Letter

In connection with the original merger agreement, Parent received an equity commitment letter, dated as of January 15, 2007, from JER Partners Acquisitions IV, LLC, and FC Investors XI, LLC, pursuant to which each of these entities committed, severally and not jointly, to purchase (or to cause its assignee to purchase) $162.5 million of equity securities of Parent for cash. (For more information concerning the equity commitment letter, see “The Merger—Financing–Equity Financing,” starting on page 37 of the definitive proxy statement dated March 7, 2007). In connection with the April 19 amendment, Parent received a letter, dated as of January 15, 2007, from JER Partners Acquisitions IV, LLC, and FC Investors XI, LLC, amending the January 15, 2007 letter to increase the commitment of JER Partners Acquisitions IV, LLC, and FC Investors XI, LLC to $178 million each ($356 million in the aggregate).

UPDATE TO BACKGROUND OF THE MERGER

The definitive proxy statement describes the background of the merger up to and including January 16, 2007. The discussion below supplements that description.

On the morning of January 16, 2007, the Company and Formation Capital issued a press release announcing the Formation Capital transaction.  On March 7, 2007, the Company filed its definitive proxy statement relating to the Formation Capital transaction and set April 19, 2007 as the date for the Company’s annual meeting at which, among other things, the Company’s shareholders would be asked to vote upon the merger.  From the date of the announcement of the merger agreement with Formation Capital through the date of this supplement to the proxy statement, no third party (including the other bidders in the auction process) has contacted the Company or any of its representatives to indicate an interest in acquiring the Company.  Following March 7, the Company and its representatives contacted a number of the Company’s largest shareholders to determine, or have been contacted by shareholders seeking to communicate, these shareholders’ views concerning the Formation Capital transaction.  On April 5, 2007, Institutional Shareholder Services, a shareholder advisory firm, issued a recommendation to its clients that they vote against the Formation Capital transaction; subsequently, another shareholder advisory firm recommended against the Formation Capital transaction, while a third, PROXY Governance, Inc., recommended that its clients vote in favor of the Formation Capital transaction.  In addition, during this period, one shareholder issued public statements opposing the Formation Capital transaction.

During the first half of April, the Company as well as Formation Capital continued to communicate with shareholders and to monitor the votes cast by shareholders who had submitted their proxies.  Based on these communications and preliminary vote tallies, it appeared unlikely, as of Monday, April 16, 2007, that the Formation Capital transaction would be approved on April 19, the scheduled date for the Company’s 2007 annual meeting of shareholders.  In the evening of Monday, April 16, 2007, a representative of Formation Capital contacted a representative of the Company to propose that the price be increased to $64 per share, that the termination fee be reduced to $25 million, that Formation Capital be entitled to receive expense reimbursement of up to $7.5 million in the event the Formation Capital transaction were not to be approved by shareholders (which would be creditable against any termination fee later paid), and that the vote on the merger be adjourned from April 19 to not later than Thursday, April 26.

Later that evening, the board of directors met briefly by telephone and were informed of the proposal, and the directors determined to meet the next day in Philadelphia, where they were scheduled to gather for regularly scheduled meetings in connection with the Company’s annual meeting of shareholders.  In the evening of Tuesday, April 17, 2007, the board met in Philadelphia, together with members of management,

Goldman Sachs, Wachtell Lipton and other advisors.  Following discussions with management and the outside advisors, the special committee met without members of management present.  Mr. Fish, a nonmanagement member of the board, attended this meeting at the special committee’s request. Following extensive discussion, there was consensus that the Company’s representatives should be instructed to negotiate with Formation Capital to determine if further improvements could be obtained from Formation Capital, including requesting a higher purchase price, a lower termination fee payable by the Company, the right to release parties from any standstill-type commitments to the Company, and a longer adjournment.

Later that evening and throughout the next day, Wednesday, April 18, 2007,  representatives of the parties continued to discuss and negotiate the potential amendment to the Formation Capital transaction.  The directors, who were meeting on other, regularly scheduled business, broke periodically to discuss the status of these negotiations and to provide instructions to the Company’s representatives.  Later in the afternoon of April 18, 2007, a representative of Formation Capital contacted a representative of the Company to propose that the Formation Capital transaction be amended to increase the purchase price to $64.25 per share, to reduce the termination fee payable by the Company to $20 million (consisting of a $15 million fee plus reimbursement of expenses up to $5 million), to permit the Company to release parties from standstill-type obligations, to adjourn the shareholder vote to May 4, 2007, and to agree to the Company’s request for a specific amendment to the disclosure schedules to the merger agreement. Following receipt of this proposal, the special committee and Mr. Fish reconvened, together with Wachtell Lipton.  Following discussion, the directors were unanimously of the view that Formation Capital’s proposal would be acceptable if the aggregate maximum cost of the termination fee and expense reimbursement could be reduced to $15 million.  A representative of the Company informed a representative of Formation Capital of the board’s position.  Later that evening, following further discussions between the parties, representatives of Formation Capital contacted representatives of the Company to accept the proposal.  Shortly thereafter, Wachtell Lipton circulated a draft form of amendment to Formation Capital, and the parties negotiated overnight the specific terms of that document and of the revised equity commitment letter to be provided by Formation Capital.

At 7:00 a.m. on Thursday, the board reconvened telephonically, together with members of management, Goldman Sachs and Wachtell Lipton and other advisors.  Mr. Kelley was unable to attend, but had reaffirmed overnight his support for the amendment on the now-agreed-upon terms.  Goldman Sachs made a financial presentation to the directors, and then delivered to the special committee of the board of directors and the board of directors its oral opinion, confirmed by delivery of a written opinion dated April 19, 2007, to the effect that, as of that date and based on and subject to factors and assumptions set forth in its opinion, the $64.25 per share cash merger consideration to be received by holders of Genesis common stock pursuant to the merger agreement, as amended through April 19, 2007, was fair, from a financial point of view, to such holders.  Following further discussion, the special committee unanimously resolved to recommend that the full board of directors approve the amended transaction, and thereafter the full board of directors unanimously adopted resolutions approving the execution, delivery and performance of the amendment to the merger agreement and resolved unanimously to recommend that the shareholders of the Company vote to approve the merger agreement.  Later that morning, the parties executed the amendment to the merger agreement and issued a press release announcing the amended transaction.  At 11:00 a.m., the Company convened its annual meeting of shareholders.  After conducting customary annual business, including the election of three directors, the annual meeting was adjourned to 10:00 a.m. on Friday, May 4, 2007 for purposes of voting on the amended Formation Capital transaction.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

The special committee of the board of directors, consisting of six of the Company’s independent, non-management directors, and the full board of directors unanimously determined that the amended merger agreement and the merger are in the best interests of the Company and its shareholders, and approved the April 19 amendment.  Accordingly, the Genesis board of directors unanimously recommends that you vote “FOR” the adoption of the amended merger agreement and the approval of the merger.

In reaching their respective determinations and recommendations, the special committee and the full board of directors re-examined and reconsidered the matters described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 22 of the definitive proxy statement dated March 7, 2007 and, in addition, considered, in consultation with their financial and legal advisors, the following additional factors and potential benefits of the merger, each of which our board of directors believed supported its decision:

•       that the amended $64.25 per share consideration provides for $1.25 per share of additional cash value above the original $63.00 per share consideration;

•       the historical trading prices of our common stock, including the fact that the per share cash merger consideration of $64.25 represents a premium of approximately 21.6% over the pre-announcement all time high closing price of $52.85 reached on January 12, 2007 (the last full trading day before the announcement of the execution of the merger agreement), and a premium of approximately 33.7% over the average closing price of Genesis common stock over the 30 trading days ending on January 12, 2007;

•       that, subject to compliance with the terms and conditions of the merger agreement, the Company continues to be permitted to terminate the merger agreement in order to approve an alternative transaction proposed by a third party that is a Superior Proposal, upon the payment of a termination fee which has been reduced by the April 19 amendment from $50 million to $15 million.  In this regard, the directors believed that the original termination fee of $50 million was reasonable and customary and would not preclude another party from making a competing proposal, but determined that a reduction in the break-up fee would provide greater assurance that any competing third-party interest would be made known to the Company before shareholders vote upon the Formation Capital transaction;

•       that the Company is permitted to release parties from any applicable “standstill” obligations that could otherwise have precluded such parties from proposing a business combination with the Company;

•       that the 15-day adjournment of the shareholder vote on the merger proposal is not expected to delay the closing of the Formation Capital transaction, which is currently anticipated to occur in the summer, and possibly as early as the end of July;

•       that, as of the date of this proxy supplement, no third party has contacted the Company or any of its representatives in connection with any potential competing proposal since the date of the announcement of the merger agreement with Formation Capital;

•       the special committee’s and board of directors’ belief, informed in part by presentations from management and from Goldman Sachs, that the merger, as amended by the April 19 amendment, is more favorable to the Company than the potential value that could be expected to be generated from the various other strategic alternatives available to the Company, including the alternatives of remaining independent and pursuing the current strategic plan, and various recapitalization and restructuring strategies, taking into account the potential risks and uncertainties associated with those alternatives and any developments pertaining to the potential value of such alternatives since January 15, 2007;

•       the financial presentations of Goldman Sachs, including its opinion dated April 19, 2007, to our board of directors that, as of the date of the opinion and subject to the various assumptions, qualifications and limitations set forth therein, the merger consideration to be received by holders of Genesis common stock was fair, from a financial point of view, to such holders, as more fully described below in “Opinion of Goldman, Sachs & Co.”;

•       the review by our board of directors, in consultation with its legal and financial advisors, of the terms of the April 19 amendment to the merger agreement, and the fact that the terms of the amended transaction are more favorable to the Company than the terms of the original transaction and were the product of significant negotiations with Parent and Merger Sub;

•       that the merger continues to be likely to be completed if approved by shareholders, including that the regulatory approvals necessary to complete the merger appear likely to be obtained; and

•       that because the increase in the merger consideration is being financed through an enhanced equity commitment and not debt, the increase will not result in higher leverage relative to the leverage that would result from the acquisition as originally structured and hence would not expose the Company to the potential risks that additional leverage could have on the Company’s operations and financial condition.

In addition, the board of directors considered the unanimous determinations and recommendations of the special committee in favor of the merger.

The directors also considered that, pursuant to the April 19 amendment, in the event the requisite shareholder approval for the Formation Capital transaction is not obtained, the Company will have to reimburse Parent up to $7.5 million in expenses.  The directors considered this to be the only potentially negative aspect of the April 19 amendment, but believed this to be substantially outweighed by the favorable aspects of the April 19 amendment.

In view of the wide variety of factors considered by the board of directors, the amount of information considered and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination.  In addition, individual members of the board of directors gave different weights to different factors.  Our board of directors considered these factors as a whole, and in their totality considered them to be favorable to, and to support, its determination.

Our board of directors, upon the unanimous recommendation of the special committee, unanimously recommends that you vote “FOR” the adoption of the amended merger agreement and the approval of the merger.

OPINION OF GOLDMAN, SACHS & CO.

Goldman, Sachs & Co. rendered its opinion to the special committee of the board of directors and the board of directors of the Company that, as of April 19, 2007 and based upon and subject to the factors and assumptions set forth therein, the $64.25 per share in cash to be received by the holders of shares of Genesis common stock pursuant to the merger agreement, as amended through April 19, 2007, was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 19, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee of the board of directors and the board of directors of Genesis in connection with their consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Genesis common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       the merger agreement as amended through April 19, 2007;

•       annual reports to shareholders and Annual Reports on Form 10-K of Genesis for the four fiscal years ended September 30, 2006;

•       certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Genesis;

•       certain other communications from the Company to shareholders; and

•       certain internal financial analyses and forecasts for the Company prepared by its management (the “management projections”).

Goldman Sachs also held discussions with members of the senior management of Genesis regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for Genesis common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the special committee of the board of directors and the board of directors, that the management projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries. Goldman Sachs’ opinion did not address the underlying business decision of Genesis to engage in the merger or the relative merits of the merger as compared to any alternative transaction that might be available to Genesis. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date thereof.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the special committee and the board of directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 16, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.   Goldman Sachs reviewed the historical trading prices and volumes for Genesis common stock for the three-year period ended April 16, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of Genesis common stock pursuant to the merger agreement in relation to various market prices of Genesis common stock, as more fully set forth below.

This analysis indicated that the price per share to be paid to Genesis stockholders pursuant to the merger agreement represented:

•       a premium of 1.7% based on the April 16, 2007 market price of $63.15 per share;

•       a premium of 21.6% based on the January 12, 2007 market price of $52.85 per share, the price before the first public announcement of the merger;

•       a premium of 71.0% based on the average market price since the public trading of shares of Genesis common stock commenced on December 2, 2003;

•       a premium of 33.5% based on the three-month average market price as of January 12, 2007 of $48.13 per share;

•       a premium of 36.0% based on the six-month average market price as of January 12, 2007 of $47.25 per share;

•       a premium of 41.5% based on the one-year average market price as of January 12, 2007 of $45.41 per share;

•       a premium of 48.6% based on the two-year average market price as of January 12, 2007 of $43.23;

•       a premium of 21.6% based on the 52-week high market price as of January 12, 2007 of $52.85 per share; and

•       a premium of 78.0% based on the 52-week low market price as of January 12, 2007 of $36.10 per share.

Selected Companies Analysis.   Goldman Sachs reviewed and compared certain current and historical financial information for the Company corresponding to current and historical financial information, ratios and public market multiples for the following comparable companies in the long-term care industry:

•       ManorCare

•       Extendicare

•       Kindred Healthcare

Although none of the selected companies is directly comparable to Genesis, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Genesis.

Goldman Sachs also calculated and compared various financial multiples and ratios. The multiples and ratios were based on the latest publicly available financial statements and International Brokers’ Estimate System, or IBES, estimates. With respect to the selected companies, Goldman Sachs calculated:

•       the market price per share as of April 16, 2007 as a percentage of the 52-week high market price;

•       the fully diluted equity market capitalization;

•       the enterprise value (“EV”);

•       the enterprise value multiples based on last twelve months EBITDA;

•       the estimated five-year earnings per share compound annual growth rate (CAGR);

•       the estimated price to earnings multiples for 2007 and 2008; and

•       the estimated price to earnings growth (“PEG”) ratio for 2008.

The results of these analyses are summarized as follows:

					Enterprise
					Value
	Closing	% of 52	Equity		Multiples	Calendarized P/E
	Price	Week	Market	Enterprise	(LTM)	Multiples		5 Year EPS
Company	16-Apr-2007	High	Cap	Value	EBITDA	2007	2008	CAGR
			(in millions)	(in millions)
Manor Care	$63.77	100%	$4,778	$5,754	12.7x	23.0x	20.2x	15.0%
Extendicare(1)	$20.20	87%	$1,407	$2,065	9.5x	NA	NA	NA
Kindred Healthcare	$34.99	100%	$1,443	$1,553	6.5x	22.7x	18.7x	12.5%
Genesis	$63.15	100%	$1,281	$1,686	10.9x	23.9x	20.9	15.0%

(1)          Extendicare share price of $20.20 per share is as of 9-Nov-2006. On 10-Nov-2006, Extendicare announced the successful completion of the reorganization resulting in the distribution of Assisted Living Concepts to Extendicare shareholders and the conversion of the remaining business of Extendicare into a Canadian REIT. Extendicare share price and volume have been impacted by the completion of this reorganization.

Goldman Sachs also reviewed the one-year, two-year, three-year, five-year and ten-year historical average enterprise value multiples of last twelve months EBITDA, and price to next twelve months earnings multiples for the above mentioned companies along with Beverly Enterprises. Goldman Sachs compared the multiples for each company, as of April 16, 2007 and as of January 12, 2007, to its historical multiples, and compared the April 16, 2007 and January 12, 2007 multiples and historical multiples for Genesis to the April 16, 2007 and January 12, 2007 multiples and historical multiples for the comparable companies. The results of these analyses are summarized as follows:

Historical Average EV / LTM EBITDA Multiples

	Current	12-Jan-2007	1 Year	2 Year	3 Year	5 Year	10 Year
Beverly	NA	NA	8.8x	8.8x	8.1x	6.6x	7.3x
Current Premium %			NA	NA	NA	NA	NA
Extendicare	NA	6.4x	7.4x	6.9x	7.0x	7.2x	8.0x
Current Premium %			-13.0%	-6.1%	-8.4%	-10.1%	-19.3%
Kindred	6.5x	5.1x	4.1x	4.3x	4.6x	NA	NA
Current Premium %			24.4%	18.5%	10.7%	NA	NA
ManorCare	12.7x	10.6x	10.0x	9.5x	9.5x	9.1x	9.8x
Current Premium %			5.6%	11.4%	11.6%	16.1%	8.0%
Composite	9.6x	7.4x	7.4x	7.2x	7.3x	7.1x	8.1x
Genesis	10.9x	9.4x	8.0x	8.0x	7.8x	NA	NA
Current Premium to Genesis Historical %			17.4%	18.1%	21.1%	NA	NA
Current Premium to Composite %	13.5%	28.2%	28.0%	30.4%	30.0%	33.6%	17.1%
Historical Premium to Composite %			9.1%	10.4%	7.3%	NA	NA

Historical Average NTM P/E Multiples

	Current	12-Jan-2007	1 Year	2 Year	3 Year	5 Year	10 Year
Beverly	NA	NA	12.8x	14.2x	14.0x	13.2x	13.1x
Current Premium %			NA	NA	NA	NA	NA
Extendicare	NA	18.7x	17.1	14.9	14.3	15.7	14.7
Current Premium %			9.7%	26.0%	30.8%	19.0%	27.2%
Kindred	21.9x	18.4x	17.1	15.9	15.2	14.4	NA
Current Premium %			7.9%	16.1%	21.1%	28.2%	NA
ManorCare	22.9x	18.5x	19.4	18.4	18.1	17.3	17.4
Current Premium %			-4.7%	0.2%	2.0%	6.8%	6.1%
Composite	22.4x	18.5x	17.2x	16.1x	15.9x	15.5x	15.2x
Genesis	24.3x	21.0x	19.1x	18.4x	18.4x	18.4x	NA
Current Premium to Genesis Historical %			9.5%	13.8%	14.2%	14.3%	NA
Current Premium to Composite %	8.5%	13.1%	22.1%	30.7%	32.1%	35.6%	38.1%
Historical Premium to Composite %			11.4%	14.8%	15.6%	18.7%	NA

Discounted Cash Flow Analysis.   Goldman Sachs performed a discounted cash flow analysis of Genesis using the management projections, which gave effect on a pro forma basis to the acquisitions by Genesis of the Sandy River, Waldorf and WV Pack facilities. Goldman Sachs calculated indications of net present value of unlevered free cash flows for Genesis for the years 2007 through 2011 using discount rates ranging from 11.0% to 9.0%. The analysis was based on terminal value EBITDA multiples ranging from 7.0x to 9.0x estimated 2011 EBITDA. The analysis resulted in illustrative per share value indications ranging from $49.07 to $66.44 per share of Genesis common stock. Goldman Sachs also performed a discounted cash flow analysis reflecting illustrative changes in sales growth and EBIT margins, ranging from –1.0% to 1.0% for each of these and using a discount rate of 10.0% and a 8.0x EBITDA terminal value in 2011. This analysis resulted in illustrative per share value indications ranging from $47.53 to $67.88 per share of Genesis common stock.

Leveraged Buyout Analysis.   Goldman Sachs performed an illustrative leveraged buyout analysis using the management projections, which included the effect of a make-whole payment on the convertible notes and the issuance of additional shares for restricted stock units. Goldman Sachs assumed, for purposes of this analysis, a purchase price of $64.25 per share and base leverage of 7.0x FY 2007 EBITDA. Goldman Sachs also assumed a range of estimated EBITDA exit multiples of 8.0x to 10.0x for the assumed exit year of 2011, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment in Genesis. This analysis resulted in illustrative equity returns to a hypothetical financial buyer ranging from 8.5% to 17.4%.

Using the same forecasts, Goldman Sachs also performed a sensitivity analysis on the illustrative leveraged buyout analysis. Goldman Sachs performed its sensitivity analysis on the illustrative buyout analysis assuming an exit year of 2011, and leverage multiples of 6.0x to 8.0x based on management’s estimated FY 2007 EBITDA. Based on the 6.0x to 8.0x range of leverage levels derived from 2007 estimated EBITDA multiples and a 2011 EBITDA exit multiple of 9.0x, the sensitivity analysis indicated illustrative equity returns to a hypothetical financial buyer ranging from 11.3% to 16.0% based on the acquisition price of $64.25 per share of Genesis common stock.

Selected Precedent Transactions Analysis.   Goldman Sachs analyzed certain information relating to the following selected transactions in the skilled nursing, assisted living and rehabilitation industry since June 2003:

Date Announced	Acquiror	Target
19-Oct-06	Sun Healthcare	Harborside
12-Jul-06	JER Partners and Formation Capital	Tandem Health Care
20-Nov-05	Pearl Senior Care	Beverly Enterprises
25-Oct-05	Kindred Healthcare	Commonwealth Communities
7-Oct-05	Concentra	OH+R
4-Nov-04	Extendicare	Assisted Living Concepts
29-Jun-04	National Senior Care	Mariner Health Care
30-Jun-03	Select Medical	Kessler Rehabilitation

For each of the selected transactions, Goldman Sachs calculated and compared the transaction value as a multiple of last twelve months EBITDA.

The following table presents the results of this analysis:

Transaction value as a multiple of LTM EBITDA
High	10.7 x
Mean	9.2 x
Median	9.4 x
Low	7.3 x

The transaction value as a multiple of the reported LTM EBITDA for Genesis as of December 31, 2006, per the public filings by Genesis, is 11.0x. When adjusting the December 31, 2006 LTM EBITDA, per Genesis’ management, for non-recurring items and pro-forma adjustments to reflect the full year impact of the acquisitions of Waldorf, WV Pack and Sandy River, is 10.3x.

Selected Precedent Leveraged Buyout Transactions.   Goldman Sachs analyzed certain information relating to the following selected leveraged buyout transactions in the healthcare services industry since September 12, 2003:

•       Universal Hospital Services

•       HealthSouth (Surgery Centers)

•       Cardinal’s PTS division

•       USPI

•       DCA Group Ltd.

•       HCA

•       National Mentor

•       Multiplan

•       CRC Health

•       Skilled Healthcare Group

•       Team Health

•       LifeCare

•       Select Medical

•       AMR / EmCare

•       Vanguard Health Systems

•       US Oncology

•       IASIS Healthcare

•       VWR International

•       Quintiles Transnational

The following table presents the results of this analysis:

Transaction Value / EBITDA
High	11.6x
Mean	8.9x
Median	8.9x
Low	6.0x

The transaction value as a multiple of the reported LTM EBITDA for Genesis as of December 31, 2006, per the public filings by Genesis, is 11.0x. After adjusting the December 31, 2006 LTM EBITDA, per Genesis’ management, for non-recurring items and pro-forma adjustments to reflect the full year impact of the acquisitions of Waldorf, WV Pack and Sandy River, the transaction value as a multiple of LTM EBITDA is 10.3x.

Selected Precedent Premia Analysis.   Goldman Sachs analyzed the premia paid in the following selected leveraged buyout transactions since January 18, 2006:

Date of Announcement	Target	Acquiror
01-Apr-07	First Data	KKR
20-Mar-07	Affiliated Computer Services	Cerberus/Management
11-Mar-07	Service Master	CD&R
25-Feb-07	TXU	KKR/TPG/GS/MS/Citi/Lehman
16-Dec-06	Biomet	Blackstone/GS/KKR/TPG
19-Nov-06	Equity Office Properties	Blackstone
08-Oct-06	Cablevision Systems	Dolan Family Group
02-Oct-06	Harrah’s Entertainment	Apollo Management/TPG
02-Oct-06	AWG PLC	Osprey Acquisitions
25-Sep-06	DCA Group	CVC
15-Sep-06	Freescale Semiconductor	Blackstone, Carlyle, Permira Funds, TPG
05-Sep-06	MacDermid	Court Square Capital Partners
31-Aug-06	Intergraph	Hellman & Friedman, TPG
28-Aug-06	Kinder Morgan	Kinder/Morgan/Two BOD Members/GS/AIG/Carlyle/Riverstone
08-Aug-06	Aramark	GS/CCMP/JPM/TH Lee/Warburg
24-July-06	HCA	Bain Capital/KKR/Merrill Lynch
21-July-06	NCO Group	One Equity Partners
13-July-06	Petco Animal Supplies	Green Equity Investors/TPG Partners
30-Jun-06	Michaels Stores	Bain Capital/Blackstone
26-Jun-06	Univision Communications	Madison Dearborn/Providence/TPG/TH Lee
31-May-06	West Corp	TH Lee/Quadrangle
05-Mar-06	CarrAmerica Realty	Blackstone
03-Mar-06	Education Management	Providence/GS
20-Feb-06	Meristar Hospitality	Blackstone
22-Jan-06	Albertson’s	Supervalu/Cerberus/CVS
22-Jan-06	The Sports Authority	Leonard Green
18-Jan-06	Burlington Coat Factory	Bain Capital

For each of the selected transactions, Goldman Sachs analyzed the premia of the transaction price relative to the initial bid, relative to the target’s undisturbed trading price, relative to the target’s trading price over the average one-week and one-month period prior to announcement of the transaction and relative to the target’s 52-week high trading price.

The following table presents the results of this analysis:

	Premium to
	Initial Bid	Undisturbed	1-Week Prior	1-Month Prior	52-Week High
Mean	3.2%	23.1%	22.7%	25.0%	0.7%
Median	0.0%	20.2%	21.7%	20.9%	1.9%

The following table presents the corresponding premia for the Genesis transaction:

	Premium to
	Initial Bid	Undisturbed(2)	1-Week Prior(3)	1-Month Prior	52-Week High
Genesis	24.8%	36.2%	35.5%	32.9%	21.6%

(2)          Based on Genesis undisturbed stock price of $47.18 per share on January 8, 2007.

(3)          Based on Genesis stock price on January 12, 2007, the last trading day prior to initial transaction announcement.

Illustrative Recapitalization Analysis.   Goldman Sachs analyzed an illustrative recapitalization transaction involving Genesis and the theoretical value that its stockholders could receive in such a transaction, using the management projections. In this illustrative recapitalization analysis, Goldman Sachs assumed that Genesis used the proceeds from new debt issuances to finance a common stock share repurchase program. Goldman Sachs considered five separate scenarios including an upfront repurchase using proceeds from incremental debt of $100 million, $200 million, $300 million and $400 million, along with a case in which Genesis issues $100 million of debt each year for four consecutive years and repurchases its stock. The analysis assumed a 2.0% issuance fee, resulting in 98.0% of net proceeds from debt being available for share repurchase. The premium paid in each case was 5.0%, 7.5%, 10.0% and 12.5%, respectively, for the four upfront cases, and a 5.0% premium to the projected stock price in each year, assuming a 14% annual stock price growth, for the case in which Genesis repurchases stock for four consecutive years. The theoretical post-recapitalization value of Genesis’ shares of common stock was calculated using an estimated one-year forward price to earnings multiple of 18.0x to the pro forma EPS. Goldman Sachs then calculated the present value of Genesis shares of common stock based on a discount rate of 11.5%. The analysis resulted in a range of implied present values of $49.21 to $55.12 per share of common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Genesis or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the special committee of the board of directors and the board of directors of the Company as to the fairness from a financial point of view of the $64.25 per share in cash to be received by the holders of shares of Genesis common stock pursuant to the merger agreement, as amended through April 19, 2007. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations among the Company, Formation Capital and JER Partners and was approved by the Company’s board of directors. Goldman Sachs provided advice to the Company’s board of directors and the special committee of the board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the special committee of its board of directors or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to Genesis’ board of directors was one of many factors taken into consideration by Genesis’ board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to the special committee of the board of directors and the board of directors of the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Genesis from time to time, including having acted as co-manager in connection with the offering of 8% Senior Subordinated Notes due 2013 by Genesis (aggregate principal amount $225,000,000) in October 2003, bookrunning manager in connection with the offering of 6.875% Senior Subordinated Notes due 2013 by NeighborCare, formerly Genesis Health Ventures, Inc., (aggregate principal amount $250,000,000) in November 2003, co-advisor to Genesis Health Ventures, Inc. in connection with the spin-off of Genesis in December 2003 and having delivered an opinion on January 15, 2006 to the special committee of the board of directors of the Company and the board of directors of the Company that, as of such date, the $63 per Share in cash to be received by holders of Shares pursuant to the merger agreement (as in effect on January 15, 2007) was fair, from a financial point of view, to such holders. Goldman Sachs also may provide investment banking services to Genesis and its affiliates and each of the financial sponsors of FC-GEN Acquisition, Inc. and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide services to Genesis and its affiliates and each of the financial sponsors of FC-GEN Acquisition, Inc. and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Genesis and affiliates and portfolio companies of each of the financial sponsors of FC-GEN Acquisition, Inc. for their own account and for the accounts of their customers and may at any time hold long and short positions of these securities. Affiliates of Goldman Sachs have co-invested with affiliates of each of the financial sponsors of FC-GEN Acquisition, Inc. from time to time and may co-invest with affiliates of each of the financial sponsors of FC-GEN Acquisition, Inc. in the future, and affiliates of Goldman Sachs may also invest in the future in limited partnership units of affiliates of each of the financial sponsors of FC-GEN Acquisition, Inc.

The special committee of the board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated October 23, 2006, the special committee of the board of directors of Genesis engaged Goldman Sachs to act as its financial advisor to advise the Company with respect to the Company’s strategic alternatives. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs certain fees, a portion of which was payable upon execution of the engagement letter and another portion upon the delivery of a fairness opinion by Goldman Sachs (or upon communication to the special committee of the board of directors regarding Goldman Sachs’ inability to provide such opinion). The Company has also agreed to pay Goldman Sachs a transaction fee of 0.80% of the aggregate consideration paid in the merger, which is payable upon consummation of the merger and against which any fees, to the extent paid, will be credited.

In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

MARKET PRICE OF GENESIS COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market under the symbol “GHCI.”  The following table sets forth the high and low closing sale prices of shares of our common stock as reported by the NASDAQ Global Select Market for the quarters ended March 31, 2007 and December 31, 2006 and each of the quarters in the fiscal years ended September 30, 2006, 2005 and 2004. Genesis has never paid any cash dividends on its common stock. Following the merger, our common stock will not be traded on any public market.

Quarter Ended	High	Low
December 31, 2006	$49.99	$46.10
March 31, 2007	63.11	47.18

Quarter Ended	High	Low
December 31, 2005	$43.98	$36.14
March 31, 2006	44.85	36.10
June 30, 2006	48.11	42.86
September 30, 2006	48.57	43.90

Quarter Ended	High	Low
December 31, 2004	$36.70	$29.24
March 31, 2005	43.27	33.11
June 30, 2005	46.62	35.39
September 30, 2005	47.96	39.16

Quarter Ended	High	Low
December 31, 2003	$24.40	$21.12
March 31, 2004	28.47	20.78
June 30, 2004	29.04	22.59
September 30, 2004	31.09	26.10

LITIGATION

On March 29, 2007, the Company was served a complaint filed by Drumm Investors, LLC (“Drumm”) in the Court of Common Pleas of Chester County, Pennsylvania. The complaint generally alleges that the Company breached purported commitments made to Drumm in connection with the process that resulted in the proposed sale of the Company to a joint venture between affiliates of Formation Capital, LLC and affiliates of JER Partners, which is the private equity investment group affiliated with J.E. Robert Company, Inc. The complaint asserts claims for breach of contract, promissory estoppel, unjust enrichment and misappropriation of proprietary information. The complaint seeks alleged compensatory damages in an unspecified amount. The complaint also seeks alleged punitive damages, interest, costs, expenses, attorneys’ fees and other unspecified relief.

The Company has reviewed the allegations contained in the complaint and believes that the lawsuit is without merit. The Company intends to vigorously defend itself against the claims.

NO RIGHTS OF APPRAISAL OR DISSENTERS’ RIGHTS

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, quoted on the National Association of Securities Dealers, Inc. automated quotation system or held beneficially or of record by more than 2,000 persons. Consequently, because shares of Genesis common stock are quoted on NASDAQ, you will not have the right to exercise dissenters’ rights. If the amended merger agreement is approved and the merger is completed, shareholders who voted against the approval of the amended merger agreement will be treated the same as shareholders who voted for the approval of the amended merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this supplement to the proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Genesis HealthCare Corporation, 101 East State Street, Kennett Square, Pennsylvania 19348-3021, Attn:  Investor Relations, telephone: 610-925-2000. If you would like to request documents, please do so by April 27, 2007 in order to receive them before the adjournment of the 2007 annual meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this supplement to the proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This supplement to the proxy statement is dated April 23, 2007. You should not assume that the information contained in this supplement to the proxy statement is accurate as of any date other than that date, and the mailing of this supplement to the proxy statement to shareholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Eileen M. Coggins, Esquire
Senior Vice President, General Counsel and Corporate Secretary

ANNEX A

AMENDMENT NO. 2
TO THE
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 (this “Amendment”) is made and entered into as of April 19, 2007 by and among FC-GEN ACQUISITION, INC., a Delaware corporation (“Parent”), GEN ACQUISITION CORP., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and GENESIS HEALTHCARE CORPORATION, a Pennsylvania corporation (the “Company”), to amend that certain AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2007, as amended as of January 25, 2007, by and among Parent, Merger Sub and the Company (as amended hereby, and as it may have been and may be further amended from time to time, the “Merger Agreement”).

WHEREAS, Section 10.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of the Merger Agreement, as amended by this Amendment, by the shareholders of the Company;

WHEREAS, the Board of Directors of Parent has unanimously approved this Amendment and declared it advisable for Parent to enter into this Amendment; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.                 Merger Consideration.   Section 3.1(c) of the Merger Agreement is hereby amended by replacing the phrase “$63 in cash, without interest (the “Merger Consideration”)” therein by the phrase “$64.25 in cash, without interest (the “Merger Consideration”)”.

2.                 Amendment to Section 1.1.   The definition of “Termination Fee” set forth in Section 1.1 of the Merger Agreement is hereby amended by replacing the phrase “$50 million” therein by the phrase “$15 million.”

3.                 Amendment to Section 4.16.   Section 4.16 of the Merger Agreement is hereby amended by restating Section 4.16 in its entirety to read as follows:

“On January 15, 2007, Goldman, Sachs & Co. delivered to the Board of Directors of the Company an opinion to the effect that, as of January 15, 2007, the $63 per Share in cash to be received by holders of Shares pursuant to the Merger Agreement (as in effect on January 15, 2007) was fair, from a financial point of view, to such holders. On April 19, 2007, Goldman, Sachs & Co. delivered to the Board of Directors of the Company an opinion to the effect that, as of April 19, 2007, the $64.25 per Share in cash to be received by holders of Shares pursuant to this Agreement (upon giving effect to Amendment No. 2 to the Merger Agreement) was fair, from a financial point of view, to such holders.”

4.                 Amendments to Section 5.7.   Section 5.7 of the Merger Agreement is hereby amended by adding the following sentence at the end of Section 5.7: “Notwithstanding the foregoing, the Equity Financing Commitment was amended as of April 18, 2007, with the consent of the Company.”

5.                 Amendments to Section 9.2.

(a)          Section 9.2(b)(I) of the Merger Agreement is hereby amended by replacing the term “$50 million” occurring in the third sentence thereof with the term “$15 million”.

(b)         Section 9.2(b)(I) of the Merger Agreement is hereby amended by adding the following sentence at the end thereof:

“If this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent, within two days of Parent’s delivery to the Company of a written statement of its expenses, the Break-Up Expenses in accordance with Section 9.2(d); provided, however, that the Company shall not be obligated to pay Break-Up Expenses to Parent pursuant to this sentence if the Company is also obligated to pay and actually pays to Parent (x) Break-Up Expenses pursuant to the third sentence of this Section 9.1(b)(I) or (y) the Termination Fee pursuant to the first sentence of this Section 9.1(b)(I).”

(c)          Section 9.2(b)(II) of the Merger Agreement is hereby amended by replacing the term “$50 million” occurring in the third sentence thereof with the term “$15 million”.

(d)         Section 9.2(f) of the Merger Agreement is hereby amended by replacing the term “$5 million” therein with the term “$7.5 million”.

6.                 Financing.   Parent has delivered to the Company the executed amendment to the Equity Financing Commitment attached hereto as Annex A, and the Company hereby consents to such amendment of the Equity Financing Commitment. The Equity Financing Commitment, as so amended, shall be deemed to be the “Equity Financing Commitment” referred to in the Merger Agreement and the commitment of the parties thereto to provide the amount of equity financing set forth therein to Parent shall be deemed to be the “Equity Financing” referred to in the Merger Agreement. For the avoidance of doubt, Sections 5.7 and 7.10(b) of the Merger Agreement shall apply mutatis mutandis to this Amendment, the Equity Financing Commitment and Equity Financing, and the Merger Agreement as amended by this Amendment.

7.                 Schedule 8.2(d).   Schedule 8.2(d) of the Merger Agreement is hereby amended as set forth on Annex C hereto.

8.                 Company Disclosure Letter.   The Company Disclosure Letter is hereby amended to include the matters set forth on Annex B hereto and, any other provision of the Merger Agreement notwithstanding, such matters shall be treated for all purposes under the Merger Agreement and Company Disclosure Letter as having been included in the original Company Disclosure Letter.

9.                 Company Shareholder Meeting.   The parties hereto hereby acknowledge and agree that (a) the Company Shareholder Meeting currently scheduled for April 19, 2007 shall be adjourned to May 4, 2007 and the Company shall cause the vote of the holders of shares of Common Stock on the adoption of the Merger Agreement to conclude at or prior to 5:00 p.m., Eastern Time, on May 4, 2007, (b) such adjournment is permitted under the Merger Agreement and shall not constitute a violation by the Company of any term of the Merger Agreement and (c) that the Company shall not, unless required by Law, postpone, reschedule or adjourn the Company Shareholder Meeting beyond May 4, 2007 without the prior written consent of Parent.

10.          Standstill Agreements.   Parent and Merger Sub hereby acknowledge and agree that the Company may amend, waive, fail to enforce, and/or grant any consent with respect to the “standstill” provisions (and only the “standstill” provisions) under any confidentiality, standstill or similar agreement to which the Company is a party, and that any such action or non-action is permitted under the Merger Agreement and shall not constitute a violation by the Company of any term or provision of the

Merger Agreement; provided, however, that any such amendment, waiver, period of non-enforcement or consent shall be time-limited so as to expire (and revert to its terms prior to any such amendment, waiver, failure to enforce or consent) if and when the Requisite Shareholder Vote is received.

11.          Miscellaneous Provisions.

(a)  Definitions.   Unless otherwise specifically defined in this Amendment, each capitalized term used herein shall have the meaning assigned to such term in the Merger Agreement.

(b) No Further Amendment.   Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein or the Company Disclosure Letter or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended hereby, this Amendment does not constitute a waiver of any condition or other provision of the Merger Agreement.

(c)  Effect of Amendment.   This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. Annex B shall form a part of the Company Disclosure Letter for all purposes, and each party thereto and hereto shall be bound thereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement or the Company Disclosure Letter shall be deemed a reference to the Merger Agreement or the Company Disclosure Letter as amended, respectively, hereby. The parties acknowledge and agree that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to enforce Sections 6, 7, 8, 9 and 10 of this Amendment as if such Sections were set forth in full in the Merger Agreement.

(d) Representations and Warranties of the Company.   The Company represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the Company are necessary to approve and authorize this Amendment; and (iii) the Board of Directors of the Company has unanimously (A) determined that it is in the best interests of the Company to enter into this Amendment, (B) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (C) resolved to recommend adoption of the Merger Agreement, as amended, by the shareholders of the Company.

(e)  Representations and Warranties of Parent and Merger Sub.   Parent and Merger Sub represent and warrant that (i) each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, including approval and authorization of the Merger and the other transactions contemplated hereby by the Boards of Directors or comparable governing body of each of Parent and Merger Sub, and (iii) no other corporate proceedings (including no shareholder action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment.

(f)  Governing Law.   This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles).

(g)  Severability.   If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect.

(h) Counterparts.   This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(i)  Headings.   The descriptive headings in this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(j)   Other Miscellaneous Terms.   The provisions of Article X (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FC-GEN ACQUISITION, INC.
by	/s/ CHRISTOPHER SERTICH
Name: Christopher Sertich
Title: President
GEN ACQUISITION CORP.
by	/s/ CHRISTOPHER SERTICH
Name: Christopher Sertich
Title: President
GENESIS HEALTHCARE CORPORATION
by	/s/ GEORGE V. HAGER, JR.
Name: George V. Hager, Jr.
Title: Chairman & Chief Executive Officer

ANNEX B

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

April 19, 2007

Special Committee of the Board of Directors

Genesis HealthCare Corporation

101 East State Street

Kennett Square, PA 19348

Board of Directors

Genesis HealthCare Corporation

101 East State Street

Kennett Square, PA 19348

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Genesis HealthCare Corporation (the “Company”) of the $64.25 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 15, 2007 (the “Agreement”), as amended on January 25, 2007 and April 19, 2007, among FC-GEN Acquisition, Inc. (“Parent”), an affiliate of Formation Capital and JER Partners (the “Sponsors”), GEN Acquisition, Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement, a portion of which is payable upon delivery of this opinion, and a portion is due upon consummation of the Transaction. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as co-manager in connection with the offering of 8% Senior Subordinated Notes due 2013 by the Company (aggregate principal amount $225,000,000) in October 2003, bookrunning manager in connection with the offering of 6.875% Senior Subordinated Notes due 2013 by NeighborCare, formerly Genesis Health Ventures, Inc., (aggregate principal amount $250,000,000) in November 2003, co-advisor to Genesis Health Ventures, Inc. in connection with the spin-off of the Company in December 2003 and having delivered an opinion on January 15, 2006 to the special committee of the board of directors of the Company and the board of directors of the Company that, as of such date, the $63 per Share in cash to be received by holders of Shares pursuant to the Agreement (as in effect on January 15, 2007) was fair, from a financial point of view, to such holders. We also may provide investment banking services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

B-1

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates and portfolio companies of each of the Sponsors for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with affiliates of each of the Sponsors from time to time and may co-invest with affiliates of each of the Sponsors in the future, and affiliates of Goldman, Sachs & Co. may also invest in the future in limited partnership units of affiliates of each of the Sponsors.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended September 30, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the internal financial analyses and forecasts for the Company prepared by its management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for your information and assistance in connection with your consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $64.25 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

FORM OF PROXY CARD

GENESIS HEALTHCARE CORPORATION
2007 ANNUAL MEETING OF SHAREHOLDERS – APRIL 19, 2007
– ADJOURNED TO MAY 4, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENESIS HEALTHCARE CORPORATION

The undersigned, a shareholder of Genesis HealthCare Corporation (the “Company”), hereby constitutes and appoints James V. McKeon and Robert A. Reitz (collectively the “Proxy Agents”), each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend, vote and act for the undersigned at the 2007 Annual Meeting of Shareholders, convened on April 19, 2007 and adjourned to May 4, 2007, and any other adjournment or postponement thereof (the “Meeting”), and to vote and represent all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

This proxy revokes all prior proxies with respect to the vote on the adoption of the Agreement and Plan of Merger, dated as of January 15, 2007, as amended on January 25, 2007 and April 19, 2007, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 15, 2007, AS AMENDED ON JANUARY 25, 2007 AND APRIL 19, 2007, AMONG GENESIS HEALTHCARE CORPORATION, FC-GEN ACQUISITION, INC. AND GEN ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF FC-GEN ACQUISITION, INC. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS DISCRETION AND JUDGMENT.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended on January 25, 2007 and April 19, 2007, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

	☐ For	☐ Against	☐ Abstain

IMPORTANT:  Please sign your name exactly as it appears on your stock certificate(s), including any official position or representative capacity. If shares are registered in more than one name, all owners must sign. Please date this proxy.

The undersigned hereby acknowledges receipt of the Notice of the Company’s 2007 Annual Meeting of Shareholders convened on April 19, 2007 and adjourned to May 4, 2007, and the Proxy Statement and Proxy Supplement relating thereto.

Signature:

Date:

Signature:

Date:

Please sign, date and return promptly in the enclosed envelope, which requires no postage if mailed in the United States. When shares are held by joint tenants, both joint tenants should sign. Persons signing as attorney, executor, administrator trustee, guardian or other fiduciary should state full title. If shares are held by a corporation, the president or duly authorized officer should sign.

YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:

1.              VOTE BY INTERNET:
Log-on to www.votestock.com
Enter your control number printed below
Vote your proxy by checking the appropriate boxes
Click on “Accept Vote”

OR

2.              VOTE BY TELEPHONE:  After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at
1-866-626-4508 on a touch-tone telephone

OR

3.              VOTE BY MAIL:  If you do not wish to vote by telephone or by the Internet, please complete, sign, date and return the proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Telephone and Internet voting is available through 11:59 p.m.,
Eastern Daylight Time, on May 3, 2007.
Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.

2

FORM OF INSTRUCTION CARD

GENESIS HEALTHCARE CORPORATION
2007 ANNUAL MEETING OF SHAREHOLDERS – APRIL 19, 2007
– ADJOURNED TO MAY 4, 2007

THIS INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENESIS HEALTHCARE CORPORATION

The undersigned, a participant, beneficiary or alternate payee in the Genesis HealthCare Corporation Retirement Plan, Genesis HealthCare 401(k) Plan for Collective Bargaining Unit Employees of Genesis HealthCare Corporation Union 401(k) Plan (collectively, the “Plans”), instructs Wachovia Bank, N.A., the directed trustee of each of the Plans (the “Trustee”), to vote the number of shares of Genesis HealthCare Corporation (“Company”) common stock equivalent to the interest in the Company common stock credited to the undersigned’s account under the Plans as of March 5, 2007 (the “Record Date”) at the 2007 Annual Meeting of Shareholders (the “Meeting”), convened on April 19, 2007 and adjourned to May 4, 2007 (and any other adjournment or postponement thereof) in accordance with the instructions contained herein.

This instruction revokes all prior instructions with respect to the vote on the adoption of the Agreement and Plan of Merger, dated as of January 15, 2007, as amended on January 25, 2007 and April 19, 2007, among Genesis HealthCare Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

THE SHARES OF THE COMPANY’S COMMON STOCK EQUIVALENT TO THE INTEREST IN THE COMPANY’S COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT AS OF THE RECORD DATE WILL BE VOTED BY THE TRUSTEE AS DIRECTED.  THE COMPANY HAS DIRECTED THE TRUSTEE TO VOTE ALL SHARES HELD BY THE PLANS FOR WHICH NO INSTRUCTIONS ARE RECEIVED FROM PARTICIPANTS, BENEFICIARIES OR ALTERNATE PAYEES “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 15, 2007, AS AMENDED ON JANUARY 25, 2007 AND APRIL 19, 2007, AMONG GENESIS HEALTHCARE CORPORATION, FC-GEN , INC. AND GEN ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF FC-GEN ACQUISITION, INC.  WITH RESPECT TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING, THE TRUSTEE IS AUTHORIZED TO VOTE THE SHARES HELD BY THE PLANS AS DIRECTED BY THE BOARD OF DIRECTORS OF THE COMPANY.

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To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended on January 25, 2007 and on April 19, 2007, among Genesis Health Care Corporation, FC-GEN Acquisition, Inc. and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc.

	☐ For	☐ Against	☐ Abstain

IMPORTANT:  Please sign your name exactly as it appears on your stock certificate(s), including any official position or representative capacity.  If shares are registered in more than one name, all owners should sign.  Please date this instruction card.

The undersigned hereby acknowledges receipt of the Notice of the Company’s 2007 Annual Meeting of Shareholders, convened on April 19, 2007 and adjourned to May 4, 2007, and the Proxy Statement and Proxy Supplement relating thereto.

Signature:

Date:

Signature:

Date:

Please sign, date and return promptly in the enclosed envelope, which requires no postage if mailed in the United States.  When shares are held by joint tenants, both joint tenants should sign.  Persons signing as attorney, executor, administrator, trustee, guardian, or other fiduciary should state full title.  If shares are held by a corporation, the president or duly authorized officer should sign.

YOUR INSTRUCTION IS IMPORTANT
GIVE INSTRUCTIONS TODAY IN ONE OF THREE WAYS:

1.     INSTRUCT BY INTERNET:
Log-on to www.votestock.com
Enter your control number printed below
Vote your proxy by checking the appropriate boxes
Click on “Accept Vote”

OR

2.     INSTRUCT BY TELEPHONE:  After you call the phone number below, you will be asked to enter the control number at the bottom of the page.  You will need to respond to only a few simple prompts.  Your instruction will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at
1-866-626-4508 on a touch-tone telephone

OR

3.     INSTRUCT BY MAIL:  If you do not wish to instruct by telephone or by the Internet, please complete, sign, date and return the proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may give instructions by telephone or Internet 24 hours a day, 7 days a week.
Telephone and Internet instruction is available through 11:59 p.m.,
Eastern Daylight Time, on May 3, 2007.
Your telephone or Internet instructiondirects the Trustee to vote in the same manner as if you marked, signed and returned your proxy card.

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